Exhibit 10.1

THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF OKLAHOMA

COMPSOURCE OKLAHOMA,	§
BOARD OF TRUSTEES OF THE	§
ELECTRICAL WORKERS LOCAL	§
NO. 26 PENSION TRUST FUND,	§
in its capacity as a fiduciary of the	§
Electrical Workers Local No. 26	§
Pension Trust Fund, CHILDREN’S	§
HOSPITAL OF PHILADELPHIA	§
FOUNDATION, and CHILDREN’S	§
HOSPITAL OF PHILADELPHIA,	§
individually and in its capacity as fiduciary	§
of the Children’s Hospital of Philadelphia	§
Defined Benefit Master Trust, on behalf of	§
themselves and all others	§
similarly situated,	§
§
Plaintiffs,	§	Case No: CIV 08-469-KEW
§
v.	§
§
BNY MELLON, N.A. and	§
THE BANK OF NEW YORK MELLON,	§
§
Defendants.	§

STIPULATION OF SETTLEMENT

This Stipulation of Settlement is entered into between and among, through their respective undersigned counsel: (i) defendants BNY Mellon, N.A. and The Bank of New York Mellon, and (ii) Named Plaintiffs on behalf of themselves and the Class (defined infra). The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Action and the claims asserted therein, upon and subject to the terms and conditions hereof, including, but not limited to the approval of the Court. Capitalized terms used herein shall have the meanings ascribed to such terms in Paragraph 1, below.

WHEREAS:

A. Plaintiff CompSource initiated this action on December 19, 2008, with the filing of the Class Action Complaint against BNY Mellon, N.A. and The Bank of New York Mellon Corporation, asserting claims for breach of contract, negligence and breach of fiduciary duty for losses suffered in the securities lending program operated by Defendants when Sigma Finance Inc. and Sigma Finance Corp. defaulted.

B. During discovery in this case, the Settling Parties produced and/or reviewed nearly five million pages of documents: in total, 4,625,451 pages were produced by Defendants, 286,436 by Named Plaintiffs, and approximately 52,000 by third parties. The Settling Parties, through their attorneys, took or defended a total of 58 depositions, 12 of which took place over multiple days. These depositions took place in seven different states across the country: New York, Texas, California, Maryland, Oklahoma, Pennsylvania, and Missouri. These depositions resulted in 16,396 pages of recorded testimony and the inclusion of 1,734 exhibits.

C. On January 30, 2009, BNY Mellon, N.A. and The Bank of New York Mellon Corporation filed (1) a Motion to Dismiss the Complaint Pursuant to Rule 12(b)(2) and 12(b)(6), and (2) a Motion to Transfer Venue to the Western District of Pennsylvania Pursuant to 28 U.S.C. § 1404(a). On July 31, 2009, after oppositions and replies, the Court denied BNY Mellon’s Motion for Dismissal and, on April 28, 2009, the Court denied BNY Mellon’s Motion to Transfer.

D. On March 12, 2009, CompSource filed a Motion to Appoint Nix, Patterson & Roach, LLP Interim Counsel Pursuant to Federal Rule of Civil Procedure 23(g)(3), which was granted on March 13, 2009. On August 14, 2009, BNY Mellon, N.A. filed its Answer and

Affirmative Defenses. On August 25, 2009, the Court entered the Joint Discovery and Scheduling Plan No. 1.

E. On February 1, 2010, BNY Mellon, N.A. filed a Motion for Summary Judgment Based on Plaintiff’s Lack of Capacity to Sue in Federal Court, which was denied on August 2, 2010. On August 16, 2010, BNY Mellon, N.A. filed a Motion to Amend the Court’s Order Denying Defendant’s Motion for Summary Judgment so that BNY Mellon, N.A. could seek appellate review of the Court’s order, which was denied on January 31, 2011.

F. On February 26, 2010, BNY Mellon, N.A., along with several other BNY Mellon entities, filed a Motion for Transfer of Actions to the Southern District of New York Pursuant to 28 U.S.C. 1407 for Coordinated or Consolidated Pretrial Proceedings. BNY Mellon sought transfer and consolidation of this action, along with three other actions pending in different districts across the country (Western District of Washington, Southern District of New York, and Central District of California). Shortly thereafter, BNY Mellon filed a Motion for Protective Order and Motion to Stay Proceedings Pending a Transfer Decision by the Judicial Panel on Multi-District Litigation (“JPMDL”). Plaintiffs in the four affected cases, including CompSource, opposed the transfer. On May 27, 2010, the JPMDL convened a hearing session in Chicago, Illinois. On June 7, 2010, the JPMDL entered an Order Denying Transfer.

G. On July 7, 2010, Plaintiffs filed the First Amended Class Action Complaint (“FAC”). The FAC did not add any new claims but added a named plaintiff—the Board of Trustees of the Electrical Workers Local No. 26 Pension Trust Fund; named an additional defendant—The Bank of New York Mellon; and provided additional factual detail regarding Plaintiffs’ claims. BNY Mellon filed a Motion to Dismiss the FAC on August 4, 2010, which the Court denied on January 31, 2011. On July 15, 2010, the Court entered the Discovery

Coordination Protocol, which applied to this Action and Regence BlueShield, et al. v. BNY Mellon Bank, N.A., No. 09-CV-618 (RSL) (W.D. Wash.), and ordered the parties in each action to coordinate discovery in good faith in order to eliminate duplicative efforts. Plaintiffs filed the Second Amended Class Action Complaint on February 8, 2011 (“SAC”), which added two named plaintiffs—The Children’s Hospital of Philadelphia Foundation and The Children’s Hospital of Philadelphia. On March 4, 2011, BNY Mellon filed its Answer to the SAC.

H. On March 18, 2011, BNY Mellon filed a motion seeking leave to file a third-party complaint against Asset Consulting Group LLC and the Board of Managers of CompSource. After the filing of a response and reply, the Court denied this motion on November 21, 2011.

I. On August 26, 2011, Named Plaintiffs filed their Motion and Memorandum of Law in Support of Class Certification. On November 8, 2011, BNY Mellon filed its Opposition to Plaintiffs’ Motion for Class Certification. On December 23, 2011, Named Plaintiffs filed their Reply Brief in Further Support of their Motion for Class Certification. On April 16, 2012, Named Plaintiffs filed a Notice of Supplemental Authorities. On December 5, 2011, the parties filed a Joint Motion for Status Conference and Hearing.

J. Interim Class Counsel (defined infra) have conducted an extensive investigation relating to the claims and the underlying events and transactions alleged in the Complaint. Interim Class Counsel have analyzed evidence adduced during their investigations and in discovery and have researched the applicable law with respect to the claims of Named Plaintiffs and the Class against BNY Mellon, as well as the potential defenses thereto. On June 30, 2011, all fact discovery (i.e., non-expert discovery) related to both class certification and merits issues closed in this case.

K. Based upon their investigation, research and completion of discovery, Interim Class Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Named Plaintiffs and the Class, and in their best interests. Named Plaintiffs agreed to settle the claims asserted in the Action pursuant to this Stipulation, after considering (i) the substantial benefits that Named Plaintiffs and Class Members will receive from resolution of the Action, (ii) the risks of litigation, and (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

L. BNY Mellon has denied and continues to deny that it has committed any act or omission giving rise to any liability or violation of law, and is entering into this Settlement solely to eliminate the burden, expense, and distraction of further litigation. Neither the Settlement nor any of its terms shall in any way be construed or deemed to be evidence of, or an admission or concession on the part of BNY Mellon with respect to, any fact or matter alleged in the Action or claim of fault or liability or wrongdoing or damage whatsoever, or any infirmity in the claims, defenses, or third-party claims that BNY Mellon has, or could have, asserted.

NOW THEREFORE, it is hereby STIPULATED AND AGREED, by and among the Settling Parties, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, without admission of any liability or wrongdoing, and in consideration of the benefits flowing to the parties as set forth herein, that all Settled Claims shall be fully, finally and forever compromised, settled, released, and discharged and the Action shall be dismissed with prejudice, upon and subject to the following terms and conditions:

DEFINITIONS

1. As used in this Stipulation, the following terms shall have the meanings specified below. In the event of any inconsistency between any definition set forth below and any definition in any other document related to the Settlement, the definition below shall control:

(a) “Action” means the action captioned CompSource Oklahoma, Board of Trustees of the Electrical Workers Local No. 26 Pension Trust Fund, in its capacity as a fiduciary of the Electrical Workers Local No. 26 Pension Trust Fund, Children’s Hospital of Philadelphia Foundation and Children’s Hospital of Philadelphia, individually and in its capacity as fiduciary of the Children’s Hospital of Philadelphia Defined Benefit Master Trust v. BNY Mellon, N.A. and The Bank of New York Mellon, Case No. CIV 08-469-KEW, United States District Court, Eastern District of Oklahoma

(b) “Authorized Recipient” means (i) a Domestic Authorized Recipient or (ii) a Foreign Authorized Recipient.

(c) “BNY Mellon” means BNY Mellon, N.A. and The Bank of New York Mellon.

(d) “BNY Mellon’s Counsel” means Boies, Schiller & Flexner, LLP.

(e) “BNY Mellon Releasees” means BNY Mellon, its past or present or future parents, subsidiaries, affiliates, successors and predecessors, and other individuals or entities in which any of the foregoing entities has or had or will have a majority interest or which is or was or will be related to or affiliated with any of the foregoing entities; and the respective officers, directors, agents, fiduciaries, trustees, employees, attorneys, advisors, investment advisors, auditors, accountants, insurers, sponsors, settlors, successors, and assigns of all such entities and individuals.

(f) “Case Contribution Awards” means those awards ordered by the Court, if any, to the Named Plaintiffs for their time and participation in this Action.

(g) “Class” or “Settlement Class” means (i) all clients of BNY Mellon’s securities lending business that, as of October 1, 2008, held medium term notes issued either by Sigma Finance Inc. or Sigma Finance Corp. through such client’s participation in a collective investment pool, (ii) the Texas Permanent School Fund, and (iii) The William and Flora Hewlett Foundation.

Excluded from the foregoing definition are (i) participants in the Mellon Capital Fund, (ii) The Regence Group Retirement Plan, Regence Blue Cross Blue Shield of Oregon, Regence Blue Cross Blue Shield of Utah, Regence Blue Shield, Regence Blue Shield of Idaho, Regence HMO Oregon, Asuris Northwest Health, Commencement Bay Life Insurance Company, Healthwise and Regence Life and Health Insurance Company (“Regence”), (iii) Pacific Select Funds, (iv) The Bank of Korea, (v) AP1, (vi) The Bank of Colombia, and (vii) Achmea Schadeverzekeringen N.V., Achmea Verzekeringsholding N.V., Achmea P & L Insurance, Stichting Achmea Zorgverzekeringen Beleggingen (“Achmea”).

(h) “Class Distribution Order” means an order entered by the Court authorizing and directing that the Net Settlement Fund be distributed, in whole or in part, to Authorized Recipients.

(i) “Class Member” means (i) a Domestic Class Member or (ii) a Foreign Class Member who submits a timely and valid Election.

(j) “Class Member Releasees” means Named Plaintiffs, any or all Class Members, and any or all of their respective past or present or future subsidiaries,

affiliates, successors and predecessors, and other individuals or entities in which any of the foregoing entities has or had or will have a majority interest or which is or was or will be related to or affiliated with any of the foregoing entities; and the respective officers, directors, agents, fiduciaries, trustees, employees, attorneys, advisors, investment advisors, auditors, accountants, insurers, sponsors, settlors, successors, and assigns of all such entities and individuals.

(k) “Class Sigma Exposure” means the aggregate principal amount of Sigma Notes held by all potential members of the Class as of October 1, 2008.

(l) “Complaint” means the operative complaint in the Action.

(m) “CompSource” means CompSource Oklahoma.

(n) “Court” means the United States District Court for the Eastern District of Oklahoma.

(o) “Defendant(s)” means BNY Mellon.

(p) “Domestic Authorized Recipient” means a Domestic Class Member who does not submit a timely Request for Exclusion.

(q) “Domestic Class Member” means a member of the Class whose securities lending agreement with BNY Mellon is/was governed by the law of a state of the United States of America.

(r) “Effective Date” means the first date by which all of the events and conditions specified in paragraph 35 of this Stipulation have been met, have been waived, or have occurred, as set forth in that paragraph.

(s) “Election” means the Election To Participate in Settlement Benefits and Release (substantially in the form attached hereto as Exhibit B-1) that a Foreign Class

Member must complete and timely submit in accordance with the Preliminary Approval Order to be eligible to share in a distribution of the Net Settlement Fund.

(t) “Escrow Account” means an interest-bearing escrow account maintained by the Escrow Agent.

(u) “Escrow Agent” means the escrow agent appointed and approved by the Court.

(v) “Escrow Agreement” means the agreement(s) between Interim Class Counsel and the Escrow Agent, and approved by the Court, setting forth the terms under which the Escrow Agent shall maintain the Escrow Account in accordance with this Stipulation, the terms of which shall be subject to BNY Mellon’s reasonable consent.

(w) “Final” when referring to the Judgment means the later of: (i) if there is an appeal from the Judgment, the date of final affirmance on appeal and the expiration of the time for any further judicial review whether by appeal, reconsideration, or a petition for a writ of certiorari and, if a writ of certiorari is granted, the date of final affirmance of the Judgment following review pursuant to the grant; or (ii) the expiration of the time for the filing or noticing of any appeal from the Judgment. No appeal or proceeding seeking judicial review pertaining solely to (a) Court approval of the Plan of Allocation; and/or (b) the Court’s award of attorneys’ fees, Case Contribution Awards, costs or expenses shall affect whether the Judgment becomes Final or the timing thereof.

(x) “Final Approval Hearing” means the hearing set by the Court under Rule 23(e) of the Federal Rules of Civil Procedure to consider final approval of the Settlement.

(y) “Foreign Authorized Recipient” means a Foreign Class Member who submits a timely and valid Election.

(z) “Foreign Class Member” means a member of the Class whose securities lending agreements with BNY Mellon is/was governed by the law of a country other than the law of the Unites States of America or one of its states.

(aa) “Gross Settlement Fund” means the Settlement Amount plus accrued interest, if any.

(bb) “Including” means including but not limited to.

(cc) “Interim Class Counsel” means Nix, Patterson & Roach, LLP.

(dd) “Judgment” means an order of judgment and dismissal, substantially in the form attached hereto as Exhibit C, to be entered by the Court.

(ee) “Litigation Expenses” means the reasonable costs and expenses incurred by Plaintiffs’ Counsel in commencing and prosecuting the Action.

(ff) “Named Plaintiffs” means CompSource Oklahoma, Board of Trustees of the Electrical Workers Local No. 26 Pension Trust Fund, in its capacity as a fiduciary of the Electrical Workers Local No. 26 Pension Trust Fund, Children’s Hospital of Philadelphia Foundation and Children’s Hospital of Philadelphia, individually and in its capacity as fiduciary of the Children’s Hospital of Philadelphia Defined Benefit Master Trust.

(gg) “Net Settlement Fund” means the Gross Settlement Fund less any: (i) Taxes; (ii) Notice and Administration Costs; (iii) Litigation Expenses awarded by the Court; (iv) Case Contribution Awards awarded by the Court; (v) attorneys’ fees awarded by the Court; and (vi) other Court-approved deductions.

(hh) “Notice” means the Notice of Pendency of Class Action and Proposed Settlement, Final Approval Hearing, and Motion for Attorneys’ Fees and Reimbursement of Litigation Expenses (substantially in the forms attached hereto as Exhibit B).

(ii) “Notice and Administration Costs” means the costs, fees and expenses that are incurred by the Settlement Administrator in connection with (i) providing notice to the Class; and (ii) administering the Claims process. For the avoidance of doubt, “Notice and Administration Costs” includes all Notice Costs.

(jj) “Notice Costs” means the costs of providing notice to the Class.

(kk) “Plaintiffs” means Named Plaintiffs and the Class.

(ll) “Plaintiffs’ Counsel” means Interim Class Counsel and all other counsel who, at the direction and under the supervision of Interim Class Counsel and Named Plaintiffs, represent the Named Plaintiffs and Class Members in the Action.

(mm) “Plan of Allocation” means the proposed plan of allocation of the Net Settlement Fund.

(nn) “Preliminary Approval Order” means the order (substantially in the form attached hereto as Exhibit A) to be entered by the Court preliminarily approving the Settlement and directing that Notice be provided to the Class as set forth therein.

(oo) “Request for Exclusion” means any request for exclusion from the Class pursuant to Rule 23(e)(4) of the Federal Rules of Civil Procedure.

(pp) “Settled Claims” means any claims (including “Unknown Claims”), debts, demands, rights, or causes of action or liabilities whatsoever (including but not limited to any claim for damages, interest, lost earnings or profits, attorneys’ fees, litigation expenses, and/or other costs), whether based on federal, state, foreign, statutory, or common law or otherwise, in tort or in contract, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether asserted in a class or individual capacity, that (i) arise from the nucleus of operative facts alleged in the Complaint in the Action that were or could have been asserted in the Action; and (ii) arise from, or that in any manner relate to, any direct or indirect investment by BNY Mellon in Sigma on behalf of any Class Member.

Notwithstanding the foregoing or anything else herein, the term “Settled Claims” does not include:

•

any obligation that does not fall within sections (i) or (ii) of this paragraph, including without limitation any contractual duties under any agreement (including but not limited to any securities lending agreement) between any BNY Mellon Releasee and any Class Member Releasees (for the avoidance of doubt, any claim of any nature whatsoever against any BNY Mellon Releasees arising from, or in any way related to, any Class Member’s investment in Sigma Notes, are, per above, among the Settled Claims);

•	any obligation on the part of any Class Member to satisfy a Sigma Collateral Deficiency;

•

any obligation on the part of BNY Mellon to credit to any Class Member (including to such Class Member’s Sigma Collateral Deficiency, if any) funds distributed in the Sigma receivership proceedings to, and actually received by, BNY Mellon for the benefit of such Class Member; and

•	any right or obligation arising under this Stipulation.

Notwithstanding the foregoing or anything else herein, “Settled Claims” does not include and the Settlement shall not release any claim in the actions entitled:

•	Pacific Select Fund v. The Bank of New York Mellon; Case No. 8:10-cv-00198; United States District Court; Central District of California; Southern Division (Sigma action);

•	Regence Blueshield, et al. v. The Bank of New York Mellon and BNY Mellon Bank, N.A.; Case No. 2:09-cv-00618-RSL; United States District Court; Western District of Washington (Seattle) (Sigma action);

•	Banco de la Republica de Colombia v. The Bank of New York Mellon, et al.; Case No. 1:10-cv-00536; United States District Court; Southern District of New York (Sigma action);

•	Board of Trustees of Southern California IBEW-NECA Defined Contribution Plan v. Bank of N.Y. Mellon Corp., No. 09-CV-6273 (RMB) (S.D.N.Y.) (Lehman action);

•	Board of Trustees of the New Jersey Carpenters Annuity & Pension Funds v. Bank of New York Mellon, et al., No. 11-CV-1555 (JSR) (S.D.N.Y.), No. 11-4795 (2d Cir.) (Lehman action);

•	The Salvation Army v. The Bank of New York Mellon, No. 650888/2011 (N.Y. Sup. Ct.) (Lehman action);

•	PACE Industry Union-Management Pension Fund, et al. v. The Bank of New York Mellon, et al., No. 11-CV-6292 (JGK) (S.D.N.Y.) (Lehman action);

•	The Board of Trustees of the General Retirement System of the City of Detroit, et al. v. BNY Mellon, N.A., et al., No. 11-CV-6345 (S.D.N.Y.) (Lehman action);

•	The State Treasurer of the State of South Carolina v. The Bank of New York Mellon Corporation, et al., No. 2011CP400-0533 (S.C. Ct. of Common Pleas) (Lehman action);

•	North Carolina Department of State Treasurer v. The Bank of New York Mellon, et al., 12 CVS 003920 (N.C. Superior Ct. Div. Bus. Ct.) (Lehman action).

(qq) “Settlement” means this Stipulation of Settlement and the settlement contained herein.

(rr) “Settlement Administrator” means the Settlement Administrator appointed and approved by the Court.

(ss) “Settlement Amount” means the total amount of $280,000,000 in cash. Notwithstanding anything to the contrary in this Stipulation, under no circumstances shall the total to be paid by BNY Mellon pursuant to this Stipulation exceed the Settlement Amount.

(tt) “Settling Parties” means (i) BNY Mellon, and (ii) Named Plaintiffs on behalf of themselves and the Class Members.

(uu) “Sigma” means Sigma Finance, Inc. and Sigma Finance Corp., collectively.

(vv) “Sigma Collateral Deficiency” means the pro rata unrealized (i.e., unfunded) losses incurred on the reinvestment of cash collateral in Sigma securities attributable to each member of the Class, if any, as of the Effective Date. BNY Mellon will provide the amount of each Class Member’s Sigma Collateral Deficiency, if any, to Interim Class Counsel in accordance with paragraph 33.

(ww) “Sigma Notes” means the medium-term notes issued by Sigma Finance Inc. and/or Sigma Finance Corp. with (i) a maturity date of October 30, 2008, CUSIP number 8265QOXC1, (ii) a maturity date of October 30, 2008, CUSIP number 8265QOXD9, (iii) a maturity date of November 14, 2008, CUSIP number 8265QOXF4, (iv) a maturity date of November 14, 2008, CUSIP number 8265QOXG2, (v) a maturity date of January 22, 2009, CUSIP number 8265QOVQ2, (vi) a maturity date of March 9, 2009, CUSIP number LF8851853, and (vii) a maturity date of March 12, 2009, CUSIP number 8265QOWE8.

(xx) “Stipulation” means this Stipulation of Settlement.

(yy) “Taxes” means: (i) all federal, state and/or local taxes of any kind on any income earned by the Gross Settlement Fund; and (ii) the reasonable expenses and costs incurred in determining the amount of, and paying, any taxes owed by the Gross

Settlement Fund (including, without limitation, reasonable expenses of tax attorneys and accountants).

(zz) “Unknown Claims” means any and all Settled Claims that any releasing party does not know or suspect to exist in his, her or its favor at the time this Stipulation is executed, approved, or becomes effective, which if known by it might have affected its settlement and release of such claims, or might have affected its decision to enter into or not to object to this Settlement or not to exclude itself from the Class. The Settling Parties acknowledge that they may hereafter discover facts or legal theories or authorities in addition to or different from those that they now believe to be true. Notwithstanding the foregoing, the Settling Parties stipulate and agree that, upon the Effective Date, they and all other releasing parties hereunder shall expressly waive, and each shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, to the fullest extent permitted by law, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542, and any law of any state or territory of the United States, or principle of common law, or the law of any foreign jurisdiction, that is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The release of Unknown Claims, as set forth in this Stipulation, was separately bargained for and is a material element of the Settlement.

RELEASE OF CLAIMS BY NAMED PLAINTIFFS

AND CLASS MEMBERS AGAINST BNY MELLON RELEASEES

2. Upon the Effective Date, Named Plaintiffs and each Class Member, on behalf of themselves and their respective trustees, administrators, officers, directors, agents, beneficiaries,

settlors, sponsors, participants, successors, and assigns, individually and collectively, (a) shall be deemed by operation of law to have fully, finally and forever released, relinquished, waived, discharged and dismissed any and all Settled Claims against the BNY Mellon Releasees; (b) shall be enjoined from asserting or prosecuting any Settled Claims; and (c) agree and covenant not to sue any of the BNY Mellon Releasees on the basis of any Settled Claims or to assist any third party in commencing or maintaining any suit related to any Settled Claims.

RELEASE OF CLAIMS BY BNY MELLON AGAINST

CLASS MEMBER RELEASEES

3. Upon the Effective Date, BNY Mellon, on behalf of itself and its officers, directors, agents, successors and assigns, individually and collectively, (a) shall be deemed by operation of law to have fully, finally and forever released, relinquished, waived, discharged and dismissed any and all Settled Claims against the Class Member Releasees; (b) shall be enjoined from asserting or prosecuting any Settled Claims; and (c) agrees and covenants not to sue any of the Class Member Releasees on the basis of any Settled Claims or to assist any third party in commencing or maintaining any suit related to any Settled Claims.

THE SETTLEMENT CONSIDERATION

4. In consideration of the Settlement, BNY Mellon shall pay or cause to be paid the Settlement Amount in cash into the Escrow Account within ten (10) business days after the later of (i) entry of the Preliminary Approval Order, and (ii) the provision by Named Plaintiffs to BNY Mellon of information necessary to effectuate a transfer of funds, including wiring instructions to include the bank name and ABA routing number, account name and number, and a signed W-9 reflecting a valid taxpayer identification number for the qualified settlement fund in which the Escrow Account has been established.

5. This Settlement Amount is an all-in settlement number, meaning that it includes all attorneys’ fees, Case Contribution Awards, Litigation Expenses, Notice and Administration Costs, Taxes, and costs of any kind incurred by Named Plaintiffs in connection with the resolution of this matter, if any.

6. Other than the obligation of BNY Mellon to pay or cause to be paid the Settlement Amount into the Escrow Account pursuant to paragraph 4, BNY Mellon shall have no obligation to make any payment into the Escrow Account or to any Class Member or any other person or entity pursuant to this Stipulation. Notwithstanding anything to the contrary in this Stipulation, under no circumstances shall the total to be paid by BNY Mellon pursuant to this Stipulation exceed the Settlement Amount.

COURT APPROVAL OF THE SETTLEMENT

7. Within seven (7) business days after this Stipulation is executed, Named Plaintiffs shall move on notice to BNY Mellon for entry of a Preliminary Approval Order substantially in the form annexed hereto as Exhibit A, preliminary certifying the Class for purposes of effectuating the Settlement, preliminarily approving the Settlement, directing that Notice be provided to the Class as set forth therein, and scheduling a Final Approval Hearing.

8. All objections to the Settlement and application for attorneys’ fees must be filed with the Court and served on counsel for the Settling Parties by the date set by the Court in the Preliminary Approval Order and specified in the Notice, which shall require that objections must be filed with the Court and served on counsel for the Settling Parties at least twenty eight (28) calendar days prior to the Final Approval Hearing, unless such deadline is extended by Order of the Court.

9. No later than thirty five (35) calendar days prior to the Final Approval Hearing, and unless the Settlement has otherwise been terminated pursuant to this Stipulation, Named Plaintiffs shall move for (a) final approval of the Settlement pursuant to Rule 23(e) of the Federal Rules of Civil Procedure; (b) entry of a Judgment substantially in the form annexed as Exhibit C; and (c) approval of the Plan of Allocation.

10. As soon as reasonably practicable, but in no event later than one year after the Effective Date, Interim Class Counsel will apply to the Court, on notice to BNY Mellon and Named Plaintiffs, for a Class Distribution Order: (i) approving the Settlement Administrator’s determinations concerning the timeliness and validity of Election forms; (ii) approving payment of any outstanding administration fees and expenses associated with the administration of the Settlement from the Escrow Account; and (iii) directing payment of the Net Settlement Fund to Authorized Recipients from the Escrow Account after the Effective Date. No payments shall be made to Authorized Recipients from the Net Settlement Fund before the Class Distribution Order is entered. The Class Distribution Order shall not authorize any payments to Authorized Recipients prior to the Effective Date.

11. The Settling Parties shall cooperate and take all reasonable steps necessary to obtain preliminary and final approval of the Settlement and entry of the Preliminary Approval Order and the Judgment; provided, however, that nothing in this paragraph shall (a) obligate BNY Mellon to incur any expenses or make any payments in excess of the Settlement Amount; or (b) waive or abridge any party’s right to terminate the Stipulation pursuant to the terms hereof.

USE OF GROSS SETTLEMENT FUND

12. Except as otherwise provided herein, the Gross Settlement Fund shall be used to pay any: (i) Taxes; (ii) Notice and Administration Costs pursuant to the terms of paragraph 17 below and as otherwise approved by the Court; (iii) Case Contribution Awards approved by the Court; (iv) attorneys’ fees awarded by the Court; (v) Litigation Expenses awarded by the Court; and (vi) other Court-approved deductions.

13. Except as provided herein or pursuant to orders of the Court, the Gross Settlement Fund shall remain in the Escrow Account prior to the Effective Date. All funds held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the funds shall be distributed or returned pursuant to the terms of this Stipulation and/or further order of the Court. Unless otherwise agreed to in writing between BNY Mellon and Named Plaintiffs, the Escrow Agent shall invest any funds in excess of U.S. $100,000 in United States Treasury Bills having maturities of ninety (90) days or less, or money market mutual funds comprised of investments secured by the full faith and credit of the United States Government, or an account fully insured by the United States Government Federal Deposit Insurance Corporation (FDIC). Any funds held in escrow in an amount of less than U.S. $100,000 may be held in an interest-bearing account insured by the FDIC or money market mutual funds comprised of investments secured by the full faith and credit of the United States Government or fully insured by the United States Government. All risks related to the investment of the Gross Settlement Fund shall be borne by the Gross Settlement Fund.

14. The Settling Parties agree that the Gross Settlement Fund is intended to be a qualified settlement fund within the meaning of Treasury Regulation § 1.468B-1 and that Interim Class Counsel, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be solely responsible for filing or causing to be filed all informational and other tax returns as may be necessary or appropriate (including, without limitation, the returns described in Treasury Regulation § 1.468B-2(k)) for the Gross Settlement

Fund. Such returns shall be consistent with this paragraph and in all events shall reflect that all taxes on the income earned on the Gross Settlement Fund shall be paid out of the Gross Settlement Fund as provided by paragraph 15 below. Interim Class Counsel shall also be solely responsible for causing payment to be made from the Gross Settlement Fund of any Taxes owed with respect to the Gross Settlement Fund. Interim Class Counsel, as administrator of the Gross Settlement Fund within the meaning of Treasury Regulation §1.468B-2(k)(3), shall timely make such elections as are necessary or advisable to carry out this paragraph, including, as necessary, making a “relation back election,” as described in Treasury Regulation § 1.468B-1(j), to cause the qualified settlement fund to come into existence at the earliest allowable date, and shall take or cause to be taken all actions as may be necessary or appropriate in connection therewith.

15. All Taxes shall be paid out of the Gross Settlement Fund, and shall be timely paid by the Escrow Agent pursuant to the disbursement instructions set forth in the Escrow Agreement, and without prior Order of the Court. Any tax returns prepared for the Gross Settlement Fund (as well as the election set forth therein) shall be consistent with the previous paragraph and in all events shall reflect that all Taxes (including any interest or penalties) on the income earned by the Gross Settlement Fund shall be paid out of the Gross Settlement Fund as provided herein. The Gross Settlement Fund shall indemnify and hold all BNY Mellon Releasees harmless for any Taxes and related expenses of any kind whatsoever (including without limitation, taxes payable by reason of any such indemnification). BNY Mellon shall notify the Escrow Agent promptly if it receives any notice of any claim for Taxes relating to the Gross Settlement Fund.

16. Upon the Effective Date, except as otherwise provided in paragraph 32 herein, BNY Mellon will not have any right to the return of the Gross Settlement Fund or any portion thereof.

17. Following entry of the Preliminary Approval Order, Interim Class Counsel may pay from the Escrow Account without further approval from BNY Mellon or further order of the Court reasonable Notice Costs. In the event that the Settlement is terminated pursuant to the terms of this Stipulation, all Notice Costs actually paid or incurred will not be returned or repaid to BNY Mellon. Prior to final approval of the Settlement, the amount that may be paid for Notice Costs without further approval from BNY Mellon or further order of the Court pursuant to this paragraph may not exceed $100,000 dollars.

18. Except as provided in paragraphs 32 and 33, the BNY Mellon Releasees shall have no responsibility for, interest in, or liability whatsoever with respect to the maintenance, investment or distribution of the Gross Settlement Fund, the establishment or maintenance of the Escrow Account, the terms or administration of the Plan of Allocation or of any plan of allocation, the determination, administration, or calculation of Claims, the payment or withholding of Taxes, the distribution or disbursement of the Net Settlement Fund, the administration of the Settlement, or any other expenses or losses in connection with such matters. Without limiting the foregoing, the Gross Settlement Fund shall be the sole source of Taxes, Notice and Administration Costs, attorneys’ fees, Case Contribution Awards and Litigation Expenses, and there shall be no recourse against BNY Mellon for any such expenses.

ATTORNEYS’ FEES, CASE CONTRIBUTION AWARDS

AND LITIGATION EXPENSES

19. No later than thirty five (35) calendar days prior to the Final Approval Hearing, Interim Class Counsel may apply to the Court for a collective award of attorneys’ fees to

Plaintiffs’ Counsel, Case Contribution Awards, and for reimbursement of Litigation Expenses. BNY Mellon shall take no position with respect to the amount of attorneys’ fees, Case Contribution Awards or Litigation Expenses, or to whether the Court should make any or all such awards. The BNY Mellon Releasees shall have no responsibility for and shall take no position with respect to the allocation among Plaintiffs’ Counsel, and/or any other person or entity who may assert some claim thereto, of any award of attorneys’ fees or Litigation Expenses that the Court may make in the Action.

20. Any attorneys’ fees and Litigation Expenses that are awarded by the Court shall be paid to Interim Class Counsel with the Court’s approval from the Escrow Account, immediately upon award (but in no event before the entry of the Judgment), notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof; provided, however, that Interim Class Counsel shall make appropriate refunds or repayments into the Escrow Account, plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the award of attorneys’ fees and/or Litigation Expenses is reduced or reversed. Interim Class Counsel shall make the appropriate refund or repayment in full no later than fourteen (14) business days after receiving notice of the termination of the Settlement or notice of any reduction of the award of attorneys’ fees and/or Litigation Expenses.

21. Any Case Contribution Awards that are awarded by the Court, if any, shall be paid to Named Plaintiffs with the Court’s approval from the Escrow Account, on or after the Effective Date.

22. An award of attorneys’ fees, Case Contribution Awards and/or Litigation Expenses is not a necessary term of this Stipulation and is not a condition of this Stipulation. No decision by the Court or any court on any application for an award of attorneys’ fees, Case Contribution Awards or Litigation Expenses shall affect the validity or finality of the Settlement. Named Plaintiffs and Interim Class Counsel may not cancel or terminate the Stipulation or the Settlement based on this Court’s or any appellate court’s ruling with respect to attorneys’ fees, Case Contribution Awards and/or Litigation Expenses.

CLAIMS ADMINISTRATION AND DISTRIBUTION

OF NET SETTLEMENT FUND

23. The Settlement Administrator shall administer the Settlement under Interim Class Counsel’s supervision in accordance with this Stipulation and subject to the jurisdiction of the Court. BNY Mellon and BNY Mellon’s Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, except that BNY Mellon shall have no obligation to incur any expenses or make any payments other than as provided in paragraphs 4 and 33.

24. The Net Settlement Fund shall be distributed to Authorized Recipients according to the Plan of Allocation or according to such other plan of allocation as the Court approves. Subject to paragraphs 32 and 33, the BNY Mellon Releasees shall have no responsibility or liability whatsoever for allocation of the Net Settlement Fund, and BNY Mellon shall take no position with respect to the Plan of Allocation.

25. The allocation of the Net Settlement Fund among Authorized Recipients is a matter separate and apart from the proposed Settlement between the Settling Parties, and any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the Settlement. Named Plaintiffs may not terminate the Stipulation or the Settlement based on this Court’s or any court’s ruling with respect to the Plan of Allocation or any plan of allocation in the Action.

26. Interim Class Counsel shall cause the Settlement Administrator to mail the Notice, and Election as required, to all Class Members at the address of each such person or entity as set forth in the records of BNY Mellon in the manner and within the time set forth in the Preliminary Approval Order. In the event any of the Class Member’s initial mailings are returned, the Settlement Administrator shall use all reasonable secondary efforts (e.g., second mailing, telephone call and email) to deliver the Notice, and Election as required, to such Class Members.

27. All Foreign Class Member’s Elections must be received by the date set by the Court in the Preliminary Approval Order and specified in the Notice, which shall require that Elections must be received at least twenty eight (28) calendar days prior to the Final Approval Hearing, unless such deadline is extended by Order of the Court; provided, however, that, with the consent of Interim Class Counsel, which consent shall not be unreasonably withheld, an otherwise valid Election may be considered timely if it is submitted no later than thirty (30) days after the Court enters Judgment.

28. All Requests for Exclusion must be received by the date set by the Court in the Preliminary Approval Order and specified in the Notice, which shall require that Requests for Exclusion must be received at least twenty eight (28) calendar days prior to the Final Approval Hearing, unless such deadline is extended by Order of the Court.

29. Each Class Member shall be deemed to have submitted to the jurisdiction of the Court with respect to the Settlement, including, but not limited to, the releases provided for herein and in the Judgment.

30. Payment pursuant to the Class Distribution Order shall be final and conclusive against any and all Class Members, and all such Class Members shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment and the releases provided for herein and therein.

31. No person or entity shall have any claim against Class Member Releasees, Plaintiffs’ Counsel, the BNY Mellon Releasees, or BNY Mellon’s Counsel based on the administration of the Settlement, including, without limitation, the processing of claims and distributions made in accordance with this Stipulation, the Settlement, the Plan of Allocation, and/or the Class Distribution Order.

APPLICATION OF SETTLEMENT PROCEEDS FOR CLASS MEMBERS

THAT MAINTAIN A SIGMA COLLATERAL DEFICIENCY

32. Notwithstanding any other provision in this Stipulation, insofar as any Class Member maintains a Sigma Collateral Deficiency, the amount of the Net Settlement Fund to which that Class Member is entitled pursuant to the Class Distribution Order shall be distributed to BNY Mellon to the extent of the Sigma Collateral Deficiency, and BNY Mellon will apply a credit in the same amount to that Class Member’s Sigma Collateral Deficiency. Nothing in this Stipulation shall be construed to release any Class Member’s obligation to fund the remainder of its Sigma Collateral Deficiency, if any, or to return any collateral to third-party borrowers.

33. No later than seven (7) business days after the Court has entered the Preliminary Approval Order, BNY Mellon shall provide information to Interim Class Counsel, on a confidential basis, showing, to the best of BNY Mellon’s then-current knowledge, information and belief: (i) each Class Member’s pro rata share of the Class Sigma Exposure (expressed as a dollar amount), (ii) a list of the Class Members that maintain a Sigma Collateral Deficiency, (iii) the amount of the Sigma Collateral Deficiency maintained by each such Class Member, and

(iv) all information necessary to effectuate a transfer of funds to BNY Mellon, for purposes of crediting any Class Member’s Sigma Collateral Deficiency.

WAIVER OR TERMINATION

34. Within ten (10) business days of: (a) the Court’s entry of an order expressly declining to enter the Preliminary Approval Order in any material respect; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Judgment in any material respect; or (d) the date upon which the Judgment is modified or reversed in any material respect and such modification or reversal becomes Final, Named Plaintiffs and BNY Mellon shall each have the right to terminate the Settlement and this Stipulation, by providing written notice to the other of an election to do so; provided, however, that any decision, ruling, or order solely with respect to an application for attorneys’ fees, Case Contribution Awards or Litigation Expenses, or to any plan of allocation shall not be grounds for termination.

35. The Effective Date of the settlement shall be the first business day on which all of the following shall have occurred or been waived:

a.	BNY Mellon has fully paid, or caused to be fully paid, the Settlement Amount, as required above;

b.	BNY Mellon has not exercised its option to terminate its participation in this Stipulation and the Settlement pursuant to paragraph 37 hereof;

c.	Neither BNY Mellon nor Named Plaintiffs have terminated the Settlement and this Stipulation and all such rights have expired in accordance with paragraph 34 hereof;

d.	the Court has approved the Settlement as described herein, following notice to the Class and the Final Approval Hearing, as prescribed by Rule 23(e) of the Federal Rules of Civil Procedure, and entered the Judgment; and

e.	the Judgment has become Final.

36. If BNY Mellon exercises its right to terminate the Settlement pursuant to paragraph 37 herein or BNY Mellon or Named Plaintiffs exercise their respective rights to terminate the Settlement pursuant to paragraph 34:

a.	This Stipulation shall be canceled and terminated;

b.	the Effective Date shall not occur;

c.	Named Plaintiffs and BNY Mellon shall be restored to their respective positions as of June 3, 2012;

d.	the terms and provisions of this Stipulation, with the exception of paragraphs 15, 17, 20, 39 and 50 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Action or in any other proceeding by anyone for any purpose, and any Judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc; and

e.	within ten (10) business days after any such termination, the Gross Settlement Fund (including accrued interest and any amounts returned pursuant to paragraph 20, less any allowable Notice Costs that have either been disbursed, or are determined to be incurred and chargeable as Notice Costs, and less any Taxes paid or owing, shall be refunded by the Escrow Agent to BNY Mellon. At the request of BNY Mellon, the Escrow Agent or its designee shall apply for any tax refund owed to the Gross

Settlement Fund and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to BNY Mellon.

37. If a certain portion of the persons or entities that (a) would otherwise be Domestic Class Members exclude themselves from the Class by submitting a Request for Exclusion or (b) would otherwise be Foreign Class Members do not submit a timely and valid Election, that portion being specified in a separate supplemental agreement between Named Plaintiffs and BNY Mellon (“Supplemental Agreement”), then BNY Mellon shall have the option to terminate its participation in this Stipulation and the Settlement, pursuant to the terms set forth in the Supplemental Agreement.

38. Copies of any Request for Exclusion and/or Election received by the Settlement Administrator (or other person designated to receive exclusion requests) shall be provided to Interim Class Counsel and BNY Mellon’s Counsel within one (1) business day of receipt thereof. If the threshold set forth in the Supplemental Agreement regarding BNY Mellon’s option to terminate is reached, BNY Mellon shall have until ten (10) business days prior to the Final Approval Hearing to inform Interim Class Counsel, in writing, that it elects to exercise its option to terminate the Settlement; provided, however, that in no event shall BNY Mellon be afforded less than five (5) business days from the receipt by BNY Mellon of the last timely submitted Request for Exclusion and/or Election to exercise its option to terminate the Settlement, and the Settling Parties shall jointly request an adjournment of the Final Approval Hearing to effectuate this provision if necessary.

39. Except as otherwise provided herein, in the event the Settlement is terminated, the Settlement shall be without prejudice, and none of the terms shall be effective or enforceable and the fact and terms of the Settlement shall not be admissible in any trial of the Action or in any other litigation or proceeding, and, except as otherwise expressly provided, this Stipulation shall be null and void and shall have no further force or effect, and the Settling Parties and members of the Class shall proceed in all respects as if this Stipulation and any related orders had not been entered.

NO ADMISSIONS

40. Whether or not the Settlement is approved by the Court, and whether or not the Settlement is consummated, the fact and terms of this Stipulation, including exhibits, all negotiations, discussions, drafts and proceedings in connection with the Settlement, and any act performed or document signed in connection with the Settlement:

(a) shall not be admissible in any action or proceeding for any reason, other than an action to enforce the terms hereof; and

(b) is not, and shall not be deemed, described, construed, offered or received as evidence of any presumption, concession, or admission by any person or entity of the truth of any fact alleged in the Action; the validity or invalidity of any claim or defense that was or could have been asserted in the Action or in any litigation; the amount of damages, if any, that would have been recoverable in the Action; or any liability, negligence, fault, or wrongdoing of any person or entity.

MISCELLANEOUS PROVISIONS

41. All of the following exhibits attached hereto are hereby incorporated by reference as though fully set forth herein: proposed Preliminary Approval Order, Notice, Election and proposed Judgment.

42. The Settling Parties intend this Settlement to be a final and complete resolution of all disputes asserted or that could be asserted with respect to the Settled Claims. Accordingly,

the Settling Parties agree not to assert in any forum that the Action was brought by Named Plaintiffs or Plaintiffs’ Counsel, or defended by BNY Mellon or BNY Mellon’s Counsel, in bad faith or without a reasonable basis. The Settling Parties agree that the amount paid and the other terms of this Settlement were negotiated at arm’s length and in good faith, including in connection with several mediations conducted by the Honorable Layn R. Phillips, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. The Settling Parties shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure, or any other law or rule governing litigation conduct, relating to the maintenance, defense or settlement of the Action.

43. This Stipulation, including the exhibits to this Stipulation and the Supplemental Agreement, may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by all parties. Any condition in this Stipulation may be waived by the party entitled to enforce the condition in a writing signed by that party or its counsel. The waiver by any party of any breach of this Stipulation by any other party shall not be deemed a waiver of the breach by any other party, or a waiver of any other prior or subsequent breach of this Stipulation by that party or any other party. Without further order of the Court, the parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

44. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

45. This Stipulation, its exhibits and the Supplemental Agreement constitute the entire agreement among the Settling Parties concerning this Settlement, and no representations, warranties or inducements have been made by any Settling Party concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

46. Nothing in this Stipulation is intended, or shall be construed, to affect any rights or obligations of any person or entity that is a client of BNY Mellon’s securities lending program other than the Class Members.

47. This Stipulation may be executed in one or more original, e-mailed and/or faxed counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.

48. This Stipulation shall be binding upon, and inure to the benefit of, the successors, trustees, and assigns of the parties hereto. The Stipulation and the obligations hereunder may not be assigned without the express written consent of the Settling Parties.

49. All disputes and proceedings with respect to the administration of the Settlement and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the timeliness, validity and amounts of Claims, shall be subject to the jurisdiction of the Court, except as provided by paragraph 50. The Settling Parties waive any right to trial by jury of any dispute arising under or relating to this Stipulation or the Settlement.

50. If any disputes between the Settling Parties arise out of the finalization of the Stipulation or the Settlement itself, those disputes will be resolved by Layn R. Phillips first by way of expedited telephonic mediation and, if those efforts are unsuccessful, then by way of final, binding, non-appealable resolution.

51. This Stipulation shall not be construed more strictly against one Settling Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that it is the result of arm’s-length negotiations between the Settling Parties and all Settling Parties have contributed substantially and materially to the preparation of this Stipulation.

52. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms. The Settling Parties each represent and warrant that they hold the claims being released in the Settlement and that they have full authority to release such claims.

53. The Settling Parties stipulate and agree that all litigation activity in the Action, except that contemplated herein and in the Preliminary Approval Order, the Notice, and the Judgment, shall be stayed and all hearings, deadlines, and other proceedings in the Action, except a preliminary approval hearing (if any) and the Final Approval Hearing, shall be taken off calendar.

54. If any party is required to give notice to the other parties under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt by hand delivery, facsimile transmission or electronic mail to the recipients in the signature block below.

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IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys as of July 5, 2012.

On behalf of Named Plaintiffs and the Class

NIX, PATTERSON & ROACH, LLP

By:	/s/ Bradley E. Beckworth
Jeffrey J. Angelovich
Bradley E. Beckworth
Brad Seidel
Susan Whatley
Lisa P. Baldwin
205 Linda Drive
Daingerfield, Texas 75638
Telephone: (903) 645-7333
Facsimile: (903) 645-2172
jangelovich@npraustin.com
bbeckworth@nixlawfirm.com
bseidel@npraustin.com
susanwhatley@nixlawfirm.com
lbaldwin@npraustin.com

On behalf of BNY Mellon

BOIES, SCHILLER & FLEXNER LLP

By:	/s/ Damien J. Marshall
Jonathan Schiller
Damien J. Marshall
575 Lexington Avenue, 7th Floor
New York, NY 10022
Telephone: (212) 446-2300
Facsimile: (212) 446-2350
jschiller@bsfllp.com
dmarshall@bsfllp.com